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                               CONSENT OF EXPERTS

We hereby consent to the reliance in the Annual Information Form of Kinross Gold Corporation ("Kinross") dated May 8, 2003 and the Annual Report on Form 40-F of Kinross for the year ended December 31, 2002 into this registration statement on Form S-8, including the identification of us as experts and the use of our report dated April, 2003, which Kinross used, or directly quoted from, in preparing summaries, including ore reserve and mineral estimates, of the Morro do Ouro Mine in the Annual Information Form and Annual Report.


Steffen Robertson and Kirsten (Canada) Inc.


By:   /s/ Ken Reipas, P. Eng./
      ---------------------
          Ken Reipas, P.Eng.
Title:    Principal Mining Engineer

Date: September 17, 2003